UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2024
VSE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-03676	54-0649263
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3361 Enterprise Way
Miramar,	Florida	33025
(Address of Principal Executive Offices)		(Zip Code)

(954) 430-6600
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.05 per share	VSEC	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 17, 2024, VSE Corporation (the “Company”) entered into an amended and restated employment agreement with John A. Cuomo (the “Cuomo Employment Agreement”) pursuant to which Mr. Cuomo will continue to serve as the Company’s Chief Executive Officer and President at a base salary of no less than $1,000,000 per annum. The term of the Cuomo Employment Agreement will commence on January 1, 2025 and end on January 1, 2028, subject to automatic extensions for successive one-year periods unless prior notice is given by the Company or Mr. Cuomo at least 150 days prior to the expiration of the then-applicable term.

Mr. Cuomo’s base salary will be subject to review for increases (but not decreases) at least annually. Mr. Cuomo will also be eligible to receive an annual performance bonus each year with a target opportunity of at least 110% of his base salary, with actual payout based on satisfaction of performance criteria to be determined by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) under VSE’s applicable annual incentive compensation program (“Annual Incentive Program”). He will also participate in both VSE’s long-term incentive compensation program (the “LTI Program”) and Deferred Supplemental Compensation Plan (the “DSC Plan”). Mr. Cuomo’s target annual award under the LTI Program will be no less than 400% of his base salary.

Subject to approval by the Compensation Committee, on January 1, 2025, Mr. Cuomo will be granted a special award of time-based restricted stock units under the Company’s equity compensation plan valued at approximately $1,500,000, which award will generally vest in substantially equal installments on each of December 31, 2026 and December 31, 2027 (the “Equity Grant”).

In the event of a termination of Mr. Cuomo’s employment by the Company without “cause” (including by giving notice that the agreement term will not be extended) or by Mr. Cuomo for “good reason,” as such terms are defined in the Cuomo Employment Agreement (a “Qualifying Termination”), which does not occur within two years after a “change in control” (as defined in the Cuomo Employment Agreement) or the six-month period ending on the date of the change in control, the Company will pay or provide to Mr. Cuomo (in addition to certain accrued obligations) (i) a lump sum cash amount equal to three times the sum of (A) his annual base salary and (B) the applicable target bonus for Mr. Cuomo under the Annual Incentive Program for the year in which such termination occurs, (ii) a lump sum cash amount equal to the value of any accrued but unvested benefits of Mr. Cuomo under the DSC Plan, and (iii) full vesting (to the extent not previously vested) of the Equity Grant. In the event of a Qualifying Termination that occurs within two years after a change in control or the six-month period ending on the date of the change in control, the Company will pay or provide the following benefits (in addition to certain accrued obligations) to Mr. Cuomo:

•a lump sum cash amount equal to three times the sum of (A) his annual base salary and (B) the applicable target bonus for Mr. Cuomo under the Annual Incentive Program for the year in which such termination occurs;

•a lump sum cash amount equal to the value of any accrued but unvested benefits of Mr. Cuomo under the DSC Plan; and

•automatic vesting of all time-based or performance-based restricted stock or restricted stock units (or similar rights) held by Mr. Cuomo, with performance-based awards vesting at the target level.

If Mr. Cuomo’s employment is terminated due to his death or “disability” (as defined in the Cuomo Employment Agreement), the Company will pay or provide to Mr. Cuomo (in addition to certain accrued obligations) (i) a lump sum cash amount equal to two times his annual base salary and (ii) full vesting (to the extent not previously vested) of the Equity Grant.

The severance benefits described above (other than the vesting of the Equity Grant on death or disability) are generally contingent on Mr. Cuomo (or his estate or beneficiaries, as applicable) executing a release of claims against the Company.

The Cuomo Employment Agreement also contains obligations of Mr. Cuomo regarding non-disclosure, non-competition, non-solicitation and non-disparagement. The Cuomo Employment Agreement will supersede and replace Mr. Cuomo’s existing employment agreement as of January 1, 2025.

The foregoing description of the Cuomo Employment Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 8.01 Other Events

On December 18, 2024, VSE Corporation issued a press release announcing that the Board of Directors declared a quarterly cash dividend of $.10 per share to be paid on February 6, 2025 to stockholders of record as of January 23, 2025. The Board of Directors approved the dividend on December 16, 2024. A copy of the press release is attached as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

10.1	Amended and Restated Executive Employment Agreement, dated December 17, 2024, between John A. Cuomo and VSE Corporation.

99.1	Press release dated December 18, 2024, entitled "VSE Corporation Declares Quarterly Cash Dividend."

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VSE CORPORATION
(Registrant)

Date:	December 18, 2024	By:	/s/ Farinaz S. Tehrani
Farinaz S. Tehrani
Chief Legal Officer and Corporate Secretary